                                                                      EXHIBIT 22
VANGUARD CELLULAR SYTEMS, INC.
                           SUBSIDIARIES OF REGISTRANT
The following is a complete and correct list of all Subsidiaries as of March 1, 1995:
  Altoona CellTelco
  Atlantic Cellular Telephone Corp.
  Binghamton Cellular Telephone Corp.
  Binghamton CellTelCo
  Cellular Directory Corporation
  Eastern North Carolina Cellular Joint Venture
  Hagerstown Cellular Telephone Corp.
  Harrisburg Cellular Telephone Company
* Jacksonville Cellular Communications, Inc.
* Jacksonville Cellular Partnership
* Jacksonville Cellular Telephone Corp.
  Long Distance One, Inc.
  Orange County Cellular Telephone Corp.
  PA-10 East Partnership
  Pennsylvania Cellular Telephone Corp.
  Piscataqua Cellular Telephone Corp.
  PLMRS Narrowband Corp.
  State College CellTelCo
  Teleflex Information Systems, Inc.
  Vanguard Acquisition Corp.
  Vanguard Binghamton, Inc.
  Vanguard Cellular Corp.
  Vanguard Cellular Holding Corp.
  Vanguard Cellular Operating Corp.
  Vanguard Cellular Services, Inc.
  Vanguard Cellular Systems of South Carolina, Inc.
  Vanguard India, Inc.
  Vanguard International Telecommunications, Inc.
  Vanguard Israel, Inc.
  Vanguard Uruguay Corp.
  Warren & Lewis, Ltd.
  West Virginia Cellular Telephone Corp.
  Western Florida Cellular Telephone Corp.
  Williamsport Cellular Telephone Company
* Wilmington Cellular Communications, Inc.
* Wilmington Cellular Partnership
* Wilmington Cellular Telephone Corp.
* Direct or indirect 50% ownership or control through a joint venture.